Exhibit 2.1

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Law (2020 Revision) of the Cayman Islands, which we refer to as the Companies Law below.

Our authorized share capital consists of 90,000,000 Class A ordinary shares of a par value of US$5.0 each and 100,000,000 Class B ordinary shares of a par value of US$0.001 each. As of the date of this report, 26,276,331 Class A ordinary shares were issued and outstanding and no Class B ordinary shares were issued and outstanding.

We have adopted a third amended and restated memorandum and articles of association. The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Defined terms used herein and not defined herein shall have the meaning ascribed to such terms in the Company’s Annual Report on Form 20-F.

Share Rights

Without prejudice to any rights attached to any existing ordinary shares or class of shares, any share may be issued with such preferred, deferred or other special rights or subject to such restrictions as our board of directors shall determine. We may issue redeemable shares.

Our memorandum and articles of association provide that, subject to Cayman Islands law, all or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Voting Rights

A quorum required for a meeting of shareholders consists of two or more holders of shares together holding (or representing by proxy) not less than an aggregate of one-third of the total voting power of all shares in issue and entitled to vote present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. If a quorum is not present within half an hour from the time appointed for a general meeting to commence or if during such a general meeting a quorum ceases to be present, the meeting, if convened upon a shareholders’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as our board of directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall be a quorum.

Voting at meetings takes place by show of hands or by a poll of shares represented at the meeting. Subject to any special rights or restrictions attached to a class of shares, a shareholder present in person (or if an entity, present by a duly authorized representative, which is deemed equivalent to being present in person and is referred to as such hereafter) or by proxy is entitled to one vote on a show of hands regardless of the number of shares held, provided that where more than one proxy is appointed by a shareholder that is a clearing house or central depository house (or its nominee(s)), each such proxy shall have one vote on a show of hands. On a poll every shareholder present in person or by proxy shall have one vote for every fully paid share held.

Voting will be by show of hands unless (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded by: the chairman of the meeting or a shareholder or shareholders present in person or by proxy and representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting.

An ordinary resolution and a special resolution to be passed by the shareholders requires one-third of votes cast in a general meeting. A special resolution is required for important matters such as a change of name. Our shareholders may effect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating and dividing all or any of our share capital into shares of larger amounts than our existing shares and cancelling any shares. As described below, some types of corporate actions may be approved only by special resolution.

Dividends and Other Distributions; Liquidation Rights

Subject to the capital maintenance provisions of the Companies Act, which, inter alia, permit distributions to be made only out of profits available for the purpose or from share premium, the directors may declare and pay dividends and other distributions out of the funds of the Company available therefor. The Companies Act prohibits the payment of any dividend if payment would cause us to be unable to pay our debts as they fall due in the ordinary course of business. Only our board of directors may declare dividends and, except as otherwise provided by the rights attached to a particular class of shares, all dividends shall be declared and paid pro rata according to the amounts paid up on the ordinary shares on which the dividend is paid.

Except as provided by the rights and restrictions attached to any class of ordinary shares, under general law, the holders of our shares will be entitled to participate in any surplus assets in a winding up in proportion to their shareholdings. A liquidator may, with the sanction of a special resolution and any other sanction required by the Companies Act, divide among the members in specie the whole or any part of our assets and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Act, be varied either with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further shares ranking pari passu with or subsequent to them, the creation, allotment or issuance of further shares (whether ranking in priority to, pari passu or subsequent to them) pursuant to the board of director’s ability to issue preference shares in the manner described herein or the redemption or purchase of any shares of any class by the Company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Pre-Emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our memorandum and articles of association.

Cumulative Voting

There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our memorandum and articles of association do not provide for cumulative voting.

Removal of Directors

Under our memorandum and articles of association, a director may be removed by way of an ordinary resolution of the shareholders at any time before the expiration of his period of office.

Actions by the Board of Directors

Our memorandum and articles of association provide for action by majority vote at a meeting or by unanimous written consent; however, the required quorum for a directors’ meeting is two directors unless our board of directors fixes a different number.

Dissolution; Winding up

Under the Companies Act and our memorandum and articles of association, our Company may be liquidated or wound up and subsequently dissolved by special resolution of our shareholders on the basis that we are unable to pay our debts as they fall due.

Variation of Rights of Shares

Under our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a separate class meeting of holders of two-thirds of the shares of such class.

Amendment of Governing Documents

As permitted by Cayman Islands law, except for certain amendments to the capital structure not affecting a shareholder’s economic rights, our memorandum and articles of association may only be amended with a special resolution at a general meeting.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “FXHO.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is VStock Transfer LLC. The transfer agent and registrar’s address is 18 Lafayette Pl, Woodmere, NY 11598.